UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2009

eMagin Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-24757	56-1764501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10500 N.E. 8 th  Street, Suite 1400, Bellevue, WA 98004
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (425)-749-3600

Copies to:
Richard Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 8, 2009, eMagin Corporation (the Company”) and Paul C. Campbell, executed an executive employment agreement (the “Employment Agreement”), pursuant to which Mr. Campbell (who was serving as the Company’s Interim Chief Financial Officer) will serve as the Company’s Chief Financial Officer, Senior Vice President and Treasurer effective May 8, 2009.  Pursuant to the Employment Agreement, Mr. Campbell will be paid a salary of $282,000.  Mr. Campbell’s salary will be reviewed on or before January 1st  of each year by the Company’s Compensation Committee to determine if Mr. Campbell’s base salary should be increased.   Pursuant to the Employment Agreement, the Company issued Mr. Campbell options to purchase up to 340,000 shares of the Company’s common stock, which are exercisable at $1.09 per share, the market price on the date of grant.   One third of the options vest as of the Effective Date, one third of the options vest on the first anniversary of the Employment Agreement and one third vest on the second anniversary of the Employment Agreement.

If Mr. Campbell voluntarily terminates his employment with the Company, other than for Good Reason as defined in the Employment Agreement, he shall cease to accrue salary, personal time off, benefits and other compensation on the date of voluntary termination.  The Company may terminate Mr. Campbell’s employment with or without cause.  If the Company terminates without cause, Mr. Campbell will be entitled to, at the Company’s sole discretion, either (i) monthly salary payments for twelve (12) months, based on his monthly rate of base salary at the date of such termination, or (ii) a lump-sum payment of his salary for such 12 month period, based on his monthly rate of base salary at the date of such termination. Mr. Campbell shall also be entitled to receive (i) payment for accrued and unpaid vacation pay and (ii) all bonuses that have accrued during the term of the Employment Agreement, but not been paid.

Paul Campbell became the Company’s Interim Chief Financial Officer on April 15, 2008. Mr. Campbell has been a partner with Tatum, LLC (“Tatum”), an executive services firm, since November 2007. Mr. Campbell served as the Chief Financial Officer of four public companies, including Checkers Drive-In Restaurants, Inc, which until 2006 was traded on the Nasdaq and as Chief Financial Officer of Famous Dave’s of America, Inc., a publicly held company currently trading on the Nasdaq.  Mr. Campbell also served as Chief Financial Officer of Sonus Corporation, a medical device retailer, and of Organic To Go, Inc., an emerging publicly-held food company, from May 2007 through October 2007.  From 2001 through April 2007, Mr. Campbell owned and operated Campbell Capital, LLC, a consulting and investment firm in Seattle, Washington providing strategic planning and financing services to small businesses. Mr. Campbell received his Masters of Business Administration from Pepperdine University and his Bachelor of Arts degree in Business Economics from the University of California at Santa Barbara.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement which is attached as an exhibit to this Amendment.

In connection with the employment of Paul Campbell, the Company is entering into an agreement with Tatum LLC (“Tatum”).  Pursuant to the agreement with Tatum, the Company will pay Tatum a signing fee of $97,700 and shall pay Tatum $1,000 per month for as long as Mr. Campbell is employed by eMagin.  In addition, the Company is required to grant Tatum 60,000 options with the same vesting and exercise price as Mr. Campbell's and 15% of any cash bonus that is paid to Mr. Campbell.

Item 5.02.  Departure of Directors or Principal Officers; Election of Director; Appointment of Principal Officers.

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description
10.1	Executive Employment Agreement, dated as of May 8, 2009, by and between the Company and Paul Campbell

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eMagin Corporation

Date: May 13, 2009	By:	/s/ Andrew G. Sculley
Name: Andrew G. Sculley
Title: Chief Executive Officer

Exhibit List

Exhibit Number	Description
10.1	Executive Employment Agreement, dated as of May 8, 2009, by and between the Company and Paul Campbell

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